Exhibit 5.2

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

October 5, 2012

Ladies and Gentlemen:

We have acted as counsel to Montpelier Re Holdings Ltd., incorporated as an exempted Bermuda limited liability company under the laws of Bermuda (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) and (ii) the Prospectus Supplement dated October 2, 2012, of the Company (the “Prospectus Supplement”), filed with the Commission on October 3, 2012 and relating to the offer and sale under the Securities Act of $300,000,000 aggregate principal amount of the Company’s 4.70% senior notes due 2022 (the “Notes”),  issued under an indenture dated July 15, 2003 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the second supplemental indenture, dated October 5, 2012 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”),  between the Company and the Trustee, in accordance with the underwriting agreement, dated October 2, 2012 among the Company and Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as representatives of the several underwriters named therein.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Registration Statement and (b) the Indenture.

We have relied, with respect to certain factual matters, upon representations of officers of the Company. In addition, we have relied upon the opinion furnished by Appleby (Bermuda) Limited, the Company’s special legal and tax counsel in Bermuda, incorporated by reference to the Registration Statement and filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated as of the date hereof.

We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of the opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, such Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Bermuda.

We are aware that we are referred to under the headings “Material Tax Considerations” and “Validity of Securities” in the prospectus forming a part of the Registration Statement and that we are referred to under the headings “Material Tax Considerations” and “Legal Matters” in the Prospectus Supplement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K filed on October 5, 2012, and to the incorporation by reference of this opinion into the Registration Statement.

In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Montpelier Re Holdings Ltd.
Montpelier House, 94 Pitts Bay Road
Pembroke, Bermuda, HM08, Bermuda